Exhibit 99.1

1801 E. St. Andrew Place, Santa Ana, CA92705 (714) 466-1100 Fax (714) 466-5800	FOR IMMEDIATE RELEASE Company Contact: Kevin Michaels (714) 466-1608

POWERWAVE TECHNOLOGIES

ANNOUNCES NEW CREDIT AGREEMENT

SANTA ANA, Calif., September 12, 2012 – Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today announced that it has entered into a new $50 million senior secured credit agreement with P-Wave Holdings, LLC, an affiliate of The Gores Group. Under the credit agreement, the lenders advanced $35 million to the Company, less fees and expenses, and agreed to loan an additional $15 million to the Company upon request from the Company subject to the fulfillment of certain conditions. The new credit agreement also includes an accordion feature that allows the Company to request up to an additional $100 million in term loans from the lenders, which they may advance in their discretion. Proceeds from advances under the new credit agreement will be used to finance working capital and for general corporate purposes.

In connection with this initial loan, the lender received warrants to purchase a total of 2,625,000 shares of the Company’s common stock with an exercise price for the warrants of $0.50 per share, which exercise price is subject to adjustment under the terms of the warrant.

Detailed information regarding the credit agreement and the other transactions contemplated in the credit agreement is included in the Company’s Current Report on Form 8-K dated September 12, 2012, as filed with the Securities and Exchange Commission.

POWERWAVE TECHNOLOGIES

ANNOUNCES NEW CREDIT AGREEMENT

No Solicitation; Unregistered Securities

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the warrants nor the shares of common stock underlying such warrants have been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif.92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.